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Exhibit 2.1

SHARE EXCHANGE AGREEMENT

        This Share Exchange Agreement ("Agreement") between BURNAM MANAGEMENT, INC., a Delaware corporation ("BMI"); Thomas Szabo (the "Shareholders Representative"), as representative of the persons listed in the persons listed in Exhibit A hereof (the "PMW Shareholders"), being the owners of record of all of the issued and outstanding stock of PUBLIC MEDIA WORKS, INC., a Delaware corporation ("PMW") is entered into as of August 30th, 2003.

RECITALS

        A.    PMW is a private company formed to pursue opportunities in the film/TV and entertainment industry.

        B.    The PMW Shareholders have authorized the Shareholders Representative, pursuant to the Agreement to Appoint Shareholders Representative annexed hereto as Exhibit B to sell to BMI, and BMI has agreed to purchase from the PMW Shareholders 100% of the common stock of PMW (the "PMW Stock") in exchange for shares of the outstanding common shares of BMI (the "BMI Stock"), pursuant to the terms and conditions set forth in this Agreement.

        C.    PMW will become a wholly owned subsidiary of BMI.

        NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

1.    Exchange of Stock.

  (a)
  The PMW Shareholders agree to transfer to BMI, and BMI agrees to purchase from the PMW Shareholders, all of the PMW Shareholders' right, title and interest in the PMW Stock, representing 100% of the issued and outstanding stock of PMW, free and clear of all mortgages, liens, pledges, security interests, restrictions, encumbrances, or adverse claims of any nature.

  (b)
  At the Closing (as defined in Section 2 below), upon surrender by the PMW Shareholders of the certificates evidencing the PMW Stock, duly endorsed for transfer to BMI or accompanied by stock powers executed in blank by the PMW Shareholders, BMI will cause 20,000,000 million (twenty million) shares (subject to adjustment for fractionalized shares as set forth below) of the common voting stock, par value $0.0001 of BMI (the "BMI Stock") to be issued to the PMW Shareholders (or their designees), in full satisfaction of any right or interest which each Shareholder held in the PMW Stock. The BMI Stock will be issued to the PMW Shareholders on a pro rata basis, in the same proportion as the percentage of their ownership interest in PMW, as set forth on Exhibit A (subject to adjustment as set forth below), at the Closing. As a result of the exchange of the PMW Stock for the BMI Stock, PMW will become a wholly owned subsidiary of BMI.

2.    Closing.

  (a)
  The parties to this Agreement will hold a closing (the "Closing") for the purpose of executing and exchanging all of the documents contemplated by this Agreement and otherwise effecting the transactions contemplated by this Agreement. The Closing will be held as soon as possible and it is currently anticipated that it will occur on or before Aug 31st, 2003, at the offices of PMW, unless another place or time is mutually agreed upon in writing by the parties. All proceedings to be taken and all documents to be executed and exchanged at the Closing will be deemed to have been taken, delivered and executed simultaneously, and no proceeding will be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. If agreed to by the parties, the Closing may take place through the exchange of documents by fax and/or express courier.

  (b)
  With the exception of any stock certificates which must be in their original form, any copy, fax, e-mail or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, fax, e-mail or other reproduction is a complete reproduction of the entire original writing or transmission or original signature, and the originals are promptly delivered thereafter.

3.    Representations and Warranties of BMI.

        BMI represents and warrants as follows:

  (a)
  BMI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

  (b)
  The authorized capital stock of BMI consists of (i) 100,000,000 shares of common stock, $0.0001 par value per share, of which, 5,000,000 shares are issued and outstanding as of the date of this Agreement; to the knowledge of BMI, all issued and outstanding shares of BMI's common stock are fully paid and nonassessable.

  (c)
  There are no subscription rights, options, warrants, convertible securities, or other rights (contingent or otherwise) presently outstanding, for the purchase, acquisition, or sale of the capital stock of BMI, or any securities convertible into or exchangeable for capital stock of BMI or other securities of BMI, from or by BMI. There are no outstanding obligations of BMI to repurchase, redeem or otherwise acquire any of its shares and there will be none of the foregoing outstanding at the Closing.

  (d)
  BMI has no subsidiaries.

  (e)
  Execution of this Agreement and performance by BMI hereunder has been duly authorized by all requisite corporate action on the part of BMI, and this Agreement constitutes a valid and binding obligation of BMI, and BMI's performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, or, to BMI's knowledge any law or regulation, to which any property of BMI is subject or by which BMI is bound.

  (f)
  The written consent of a majority of shareholders to be provided pursuant Section 6(c) herein, satisfies the requirements of NRS 78.378 to 78.3793, inclusive, regarding acquisition of controlling interest and as a result the PMW Shareholders will have full right and authority to vote the BMI Stock upon consummation of the transactions contemplated herein.

  (g)
  Other than as set forth in the financial statements included in its Form 10-QSB for the fiscal period ended March 31st, 2003 BMI has no assets or liabilities and the same will be represented in the unaudited financial statements for any interim period which may be prepared prior to closing.

  (h)
  There is no litigation or proceeding pending or to the Company's knowledge threatened against or relating to BMI, its properties or business.

  (i)
  BMI is not a party to any material contract. For purposes of this Agreement material shall mean any contract, debt, liability, claim or other obligation valued or otherwise worth $2,000 or more.

  (j)
  Other than Rick Plotnikoff, BMI has no officers, directors or employees.

  (k)
  No current officer, director, affiliate or person known to BMI to be the record or beneficial owner of in excess of 5% of BMI's common stock, or any person known to be an associate of any of the foregoing is a party adverse to BMI or has a material interest adverse to BMI in any material pending legal proceeding.

  (l)
  BMI has filed in correct form all federal, state, and other tax returns of every nature required to be filed by it and has paid all taxes and all assessments, fees and charges which it is obligated to pay by federal, state or other taxing authority to the extent that such taxes, assessments, fees and charges have become due. BMI has also paid all taxes which do not require the filing of returns and which are required to be paid by it. To the extent that tax liabilities have accrued, but have not become payable, they have been adequately reflected as liabilities on the books of BMI.

  (m)
  BMI is a publicly reporting company pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and is in compliance with all reporting requirements of the Exchange Act. BMI's Form 10-KSB for the fiscal period ending December 31, 2002, its Form 10-QSB for the fiscal period ending March 31, 2003 and any other periodic filings made by BMI as filed with the SEC, including all exhibits, documents and attachments thereto, are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make any statement therein not materially misleading.

  (n)
  BMI's common stock does not currently trade in any market. BMI is not aware of any fact or circumstance that would jeopardize or otherwise impair the ability of BMI's common stock to trade in the future on the over-the-counter bulletin board operated by the NASD.

  (o)
  BMI has had the opportunity to perform all due diligence investigations of PMW and its business as it has deemed necessary or appropriate and to ask questions of the officers and directors of PMW and has received satisfactory answers to all of its questions. BMI has had access to all documents and information about PMW and has reviewed sufficient information to allow BMI to evaluate the merits and risks of the transactions contemplated by this Agreement.

  (p)
  BMI is acquiring the PMW shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof.

4.    Representations and Warranties of the PMW Shareholders.

        The PMW Shareholders, jointly and severally, represent and warrant as follows:

  (a)
  PMW is a corporation duly organized, validly existing, and in good standing under the laws of Nevada and is licensed or qualified as a foreign corporation in all places in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

  (b)
  There are no agreements purporting to restrict the transfer of the PMW Shares, nor any voting agreements, voting trusts or other arrangements restricting or affecting the voting of the PMW Shares. The PMW Shares held by the PMW Shareholders are duly and validly issued, fully paid and non-assessable, and issued in full compliance with all federal, state, and local laws, rules and regulations. Other than as described herein, there are no subscription rights, options, warrants, convertible securities, or other rights (contingent or otherwise) presently outstanding, for the purchase, acquisition, or sale of the capital stock of PMW, or any securities convertible into or exchangeable for capital stock of PMW or other securities of PMW, from or by PMW.

  (c)
  The PMW Shareholders have full right, power and authority to sell, transfer and deliver the PMW Shares, and upon delivery of the certificates therefor as contemplated in this Agreement, the PMW Shareholders will transfer to BMI valid and marketable title to the PMW Shares, including all voting and other rights to the PMW Shares free and clear of all pledges, liens, security interests, adverse claims, options, rights of any third party, or other encumbrances. Each of the PMW Shareholders owns and holds that the number or percentage of PMW Shares that are listed opposite their names on Exhibit A attached hereto.

  (d)
  There is no litigation or proceeding pending, or to any PMW Shareholder's knowledge, threatened, against or relating to PMW or to the PMW Shares.

  (e)
  PMW has filed in correct form all tax returns of every nature required to be filed by it in its home jurisdiction or otherwise and has paid all taxes as shown on such returns and all assessments, fees and charges received by it to the extent that such taxes, assessments, fees and charges have become due. PMW has also paid all taxes which do not require the filing of returns and which are required to be paid by it. To the extent that tax liabilities have accrued, but have not become payable, they have been adequately reflected as liabilities on the books of PMW.

  (f)
  The financial statements that have been provided to BMI have been prepared consistent with Generally Accepted Accounting Principles ("GAAP) and present fairly the financial condition of PMW.

  (g)
  The current residence address or principal place of business (for any non-individual shareholder) of the PMW Shareholders is as listed on Exhibit A attached hereto.

  (h)
  The PMW Shareholders have had the opportunity to perform all due diligence investigations of BMI and its business as they have deemed necessary or appropriate and to ask questions of BMI's officers and directors and have received satisfactory answers to all of their questions. The PMW Shareholders have had access to all documents and information about BMI and have reviewed sufficient information to allow them to evaluate the merits and risks of the acquisition of the BMI Stock.

  (i)
  The PMW Shareholders are acquiring the BMI Stock for their own account (and not for the account of others) for investment and not with a view to the distribution therefor. The PMW Shareholders will not sell or otherwise dispose of the BMI Stock without registration under the Securities Act of 1933, as amended, or an exemption therefrom, and the certificate or certificates representing the BMI Stock will contain a legend to the foregoing effect.

5.    Conduct Prior to the Closing.

        BMI and the PMW Shareholders covenant that between the date of this Agreement and the Closing as to each of them:

  (a)
  Other than as contemplated herein, no change will be made in the charter documents, by-laws, or other corporate documents of BMI or PMW.

  (b)
  BMI will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

  (c)
  None of the PMW Shareholders will sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the PMW Shares owned by them.

  (d)
  The PMW shareholders will use their best efforts to maintain and preserve the business organization, employee relationships and goodwill of PMW intact and will not allow PMW to enter into any material commitment except in the ordinary course of business.

Conditions to Obligations of the PMW Shareholders.

6.    The PMW Shareholders obligations to complete the transactions contemplated herein are subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by the PMW Shareholders:

  (a)
  The representations and warranties of BMI set forth herein will be true and correct at the Closing as though made at and as of that date, except as affected by the transactions contemplated hereby.

  (b)
  BMI will have performed all covenants required by this Agreement to be performed by it on or before the Closing.

  (c)
  This Agreement will have been approved by the Board of Directors and at least a majority of the shareholders of BMI by written consent or otherwise.

  (d)
  BMI will have delivered to the PMW Shareholders the documents set forth below in form and substance reasonably satisfactory to counsel for the Shareholders, to the effect that:

  (i)
  BMI is a corporation duly organized, validly existing, and in good standing;

  (ii)
  BMI's authorized capital stock is as set forth herein;

  (iii)
  Certified copies of the resolutions of the board of directors and shareholders of BMI authorizing the execution of this Agreement and the consummation hereof;

  (iv)
  An opinion of David B. Stalker, counsel to BMI, (A) that the company has had legitimate operations since the date of inception and, as a result, BMI's restricted common stock shall be eligible for sale in accordance with the provisions of Rule 144 promulgated under the Securities Act of 1933, as amended and (B) that the written consent of a majority of shareholders to be provided pursuant Section 6(c) herein, satisfies the requirements of NRS 78.378 to 78.3793, inclusive, regarding acquisition of controlling interest and as a result the PMW Shareholders will have full right and authority to vote the BMI Stock upon consummation of the transactions contemplated herein; and

  (v)
  Any further document as may be reasonably requested by counsel to the PMW Shareholders in order to substantiate any of the representations or warranties of BMI set forth herein.

  (e)
  There will have occurred no material adverse change in the business, operations or prospects of BMI.

  (f)
  BMI shall have filed its Form 10-QSB for the period ending June 30, 2003, with the SEC and, such filing, when made, including all exhibits, documents and attachments thereto, shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make any statement therein not materially misleading.

  (g)
  BMI will have received written consent (in a form acceptable to counsel for the PMW Shareholders) from PMW's shareholder representative agreeing to cancel back 20,000,000 shares of common stock to BMI at or prior to Closing.

7.    Conditions to Obligations of BMI.

        BMI's obligation to complete the transaction contemplated herein will be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by the BMI, as appropriate:

  (a)
  The representations and warranties of the PMW Shareholders set forth herein will be true and correct at the Closing as though made at and as of that date, except as affected by the transactions contemplated hereby.

  (b)
  The PMW Shareholders will have performed all covenants required by this Agreement to be performed by them on or before the Closing.

  (c)
  The PMW Shareholders will have delivered to BMI the documents set forth below in form and substance reasonably satisfactory to counsel for BMI, to the effect that:

  (i)
  PMW is a corporation duly organized, validly existing, and in good standing;

  (ii)
  PMW authorized capital stock is owned as set forth herein and in Exhibit A; and

  (iii)
  Any further document as may be reasonably requested by counsel to the BMI in order to substantiate any of the representations or warranties of the PMW Shareholders set forth herein.

  (d)
  There will have occurred no material adverse change in the business, operations or prospects of PMW.

8.    Additional Covenants.

  (a)
  Between the date of this Agreement and the Closing, the PMW Shareholders, with respect to PMW and BMI, with respect to itself, will, and will cause their respective representatives to, (i) afford the other parties and their representatives access to their personnel, properties, contracts, books and records, and other documents and data, as reasonably requested by the other party; (ii) furnish the other parties and their representatives with copies of all such contracts, books and records, and other existing documents and data as they may reasonably request in connection with the transaction contemplated by this Agreement; and (iii) furnish the other parties and their representatives with such additional financial, operating, and other data and information as they may reasonably request. The PMW Shareholders will cause PMW to and BMI will provide each other, with complete copies of all material contracts and other relevant information on a timely basis in order to keep the other parties fully informed of the status of their respective business and operations.

  (b)
  BMI will deliver BMI's corporate books and records, including all records relating to BMI's audited financial statements, to the Shareholders at Closing.

  (c)
  The parties agree that they will not make, and the PMW Shareholders will not permit PMW to make, any public announcements relating to this Agreement or the transactions contemplated herein without the prior written consent of the other parties, except as may be required upon the written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other parties hereto and seeking their consent to such announcement.

  (d)
  BMI and the PMW Shareholders will cooperate with each other in the preparation of a Form 8-K to be filed with the SEC describing the transaction contemplated by this Agreement and such other items as are required by the SEC rules and regulations.

  (e)
  Each of the BMI officers and directors will deliver a written statement to BMI resigning from all officer and director positions held by them at BMI.

9.    Termination.

        This Agreement may be terminated (1) by mutual consent in writing; or (2) by either the Shareholders or BMI if there has been a material misrepresentation or material breach of any warranty or covenant by any other party that is not cured by August 15, 2003 or such later date as agreed by the parties.

10.    Expenses.

        Whether or not the Closing is consummated, each of the parties will pay all of his, her, or its own legal and accounting fees and other expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement.

11.    Survival of Representations and Warranties.

        The representations and warranties of the Shareholders and BMI set out in this Agreement will survive Closing for a period of two years, except those representations made in Section 3(l), which shall survive for seven years.

12.    Waiver.

        Any failure on the part of the parties hereto to comply with any of their obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

13.    Brokers.

        Each party agrees to indemnify and hold harmless the other parties against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

14.    Notices.

        All notices and other communications under this Agreement must be in writing and will be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to BMI, to:	Rick Plotnikoff 9175 Mainwaring Road Sidney, B.C. Canada 8L 1J9
If to the PMW Shareholders to:	Thomas Szabo Public Media Works, Inc. 14759 Oxnard St Van Nuys, CA 91411

15.    General Provisions.

  (a)
  This Agreement will be governed by and under the laws of the State of Nevada, USA without giving effect to conflicts of law principles. If any provision hereof is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same effect as the original provision and the remainder of this Agreement will remain in full force and effect.

  (b)
  Any dispute arising under or in any way related to this Agreement will be submitted to binding arbitration before a single arbitrator by the American Arbitration Association in accordance with the Association's commercial rules then in effect. The arbitration will be conducted in the State of Delaware, USA. The decision of the arbitrator will set forth in reasonable detail the basis for the decision and will be binding on the parties. The arbitration award may be confirmed by any court of competent jurisdiction.

  (c)
  In any adverse action, the parties will restrict themselves to claims for compensatory damages and/or securities issued or to be issued and no claims will be made by any party or affiliate for lost profits, punitive or multiple damages.

  (d)
  This Agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter hereof and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter hereof. This agreement may not be altered, amended, modified or otherwise changed in any way except by a written agreement, signed by both parties.

  (e)
  This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party will be void.

  (f)
  The parties agree to take any further actions and to execute any further documents which may from time to time be necessary or appropriate to carry out the purposes of this Agreement.

  (g)
  The headings of the Sections, paragraphs and subparagraphs of this Agreement are solely for convenience of reference and will not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The references in this Agreement to Sections, unless otherwise indicated, are references to sections of this Agreement.

  (h)
  This Agreement may be executed in counterparts, each one of which will constitute an original and all of which taken together will constitute one document. This Agreement may be executed by delivery of a signed signature page by fax to the other parties hereto and such fax execution and delivery will be valid in all respects.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BURNAM MANAGEMENT, INC.

By:	/s/ RICK PLOTNIKOFF Rick Plotnikoff President and Sole Shareholder

THE SHAREHOLDERS OF PUBLIC FILM WORKS, INC.:

By:	/s/ THOMAS SZABO Thomas Szabo, Shareholders Representative	By:	/s/ THOMAS SZABO Thomas Szabo Chairman, CEO Public Media Works, Inc.

Exhibit A
To Share Exchange Agreement

SHAREHOLDERS:	SHARES
Corbin Bernsen 13535 Hatteras St Valley Glen, CA 91401	5,000,000
Thomas Szabo 1146 Rancho Encinitas Encinitas, CA 92024	5,000,000
Shaun D.C. Edwardes 15457 Vista Haven Place Sherman Oaks, CA 91403	5,000,000
George Mainas 2090 Novato Boulevard Novato, CA 94974	1,000,000
West Oak Capital Group, Inc #1400, 400 Burrard Street, Vancouver, B.C. V6C 3G2, Canada	1,000,000
M & D Consulting Inc PO Box 675450 Rancho Santa Fe, CA 92067	600,000
Jeanne Cooper 8401 Edwin Dr Los Angeles, CA 90046	200,000
Robert Inman 4535 Simonton Dallas, TX 75244	250,000
Richard A. Gray Jnr. 1900 Cedar Springs Dallas, TX 75201	250,000
Thomas Cherng 16054 Via ViaJera Rancho Santa Fe, San Diego, CA 92091	125,000
Steven Brown 18671 Collins Ave, #3303 Sunny Isles Beach, FL 33160	100,000
Dr. Melvin & Cyd Propis 333 N.W. 70th Ave. Suite 201 Plantation, Fl. 33317	100,000
June & Kimberly An 7341 E. Woodsage Lane Scottsdale, AZ 85258	25,000

Anthony Calabro 1454 Garrett Dr Wall, NJ 07719	25,000
Victor Liu 350 Universal Ave Suite A San Diego, CA 92103	25,000
W.P. Wylie 744 Barbara Ave Solana Beach, CA 92075	25,000
James S. Szabo & Irene Nekrasova 212 Navigator Drive Scotts Valley, CA 95066	12,500
Mark Premo 2381 Darlington Row La Jolla, CA 92037	25,000
Steven Cain 2314 Ft. Stockton Drive San Diego, CA 92103	250,000
Peter Jones 6045 NW.186th St, #316 Tropical Village Apartments Miami, FL 33015	25,000
David Hayes 14864 Enclave Lakes Drive #C4 Del Ray Beach, FL 33484	25,000
Vahan Nishkian Jr. 551 11th Ave, San Francisco, CA 94118	837,500
Total Shares	20,000,000

Exhibit B
to
Share Exchange Agreement

AGREEMENT TO APPOINT SHAREHOLDERS REPRESENTATIVE

        AGREEMENT dated as of this 30th day of August 2003, by and between the owners of record (the "Shareholders") of all of the issued and outstanding stock of PUBLIC MEDIA WORKS, INC., a Delaware corporation ("PMW") and Thomas Szabo (the "Shareholders Representative").

RECITALS

        A.    The Shareholders currently own 20,000,000 shares of PMW common stock (the "PMW Stock") and constitute all the shareholders of PMW (the "Company");

        B.    The Shareholders wish to enter into a Share Exchange Agreement (the "Share Exchange Agreement") with BURNAM MANAGEMENT, INC. ("BMI"), pursuant to which BMI will purchase all of the issued and outstanding shares of the Company's common stock from the Shareholders in exchange for 20,000,000 shares of BMI common stock (the "BMI Stock").

        C.    It is the desire of the Shareholders to provide for a representative to negotiate and enter into the Share Exchange Agreement on their behalf.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties agree as follows:

        1.    Appointment of Shareholders Representative.

        The parties to this Agreement hereby agree to the appointment of Thomas Szabo, Chairman and Chief Executive Officer (the "Shareholders Representative") as representative of the parties to this Agreement, for the purpose of negotiating and entering into the Share Exchange Agreement on their behalf.

        2.    Escrow and Disbursement of Shares by Representative.

        (a)   At the Closing of the Share Exchange Agreement, BMI will provide or cause to be provided the BMI Stock to the Shareholders Representative.

        (b)   The Shareholders Representative shall, within a reasonable period of time following the Closing, forward the shares of the BMI Stock to the Shareholders on a pro rata basis, in the same proportion as the percentage of their ownership interest in the PMW Stock, as set forth on Schedule A annexed hereto. Any fractional shares that will result due to such pro rata distribution will be rounded up to the next highest whole number.

        3.    Representations and Warranties of Shareholders.

        (a)   The Shareholders agree and understand that they are appointing the Shareholders Representative to negotiate the Shareholders Agreement and any ancillary agreements on their behalf and that, as a result, the Shareholders Representative may bind them to the terms of such agreements in accordance with his reasonable judgement.

        (b)   The Shareholders agree and understand that the Shareholders Representative may agree to representations, warranties and covenants on their behalf in connection with the Share Exchange Agreement for which they may be subject to liability or damages in the future should they breach such representations, warranties or covenants.

        (c)   The Shareholders agree and understand that they will have no right to review the final Share Exchange Agreement and any ancillary documents prior to execution on their behalf by the Shareholders Representative and hereby waive all right to such review.

        4.    Indemnification.

        The Shareholders shall, to the fullest extent legally permissible, indemnify the Shareholders Representative against any and all liabilities and expenses incurred in connection with the defense or disposition of any action, suit, or other proceeding by reason of the Shareholders Representative having served in his capacity with respect to this Agreement, the Share Exchange Agreement and any ancillary agreements thereto; except with respect to any matter as to which the Shareholders Representative shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the parties hereto.

        4.    General Provisions.

        (a)   This agreement shall be governed by and under the laws of the State of California, USA without giving effect to conflicts of law principles. If any provision hereof is found invalid or unenforceable, that part shall be amended to achieve as nearly as possible the same effect as the original provision and the remainder of this agreement shall remain in full force and effect.

        (b)   Any dispute arising under or in any way related to this agreement shall be submitted to binding arbitration by the American Arbitration Association in accordance with the Association's commercial rules then in effect. The arbitration shall be conducted in the State of California. The arbitration shall be binding on the parties and the arbitration award may be confirmed by any court of competent jurisdiction.

        (c)   This agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter hereof and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter hereof. This agreement may not be altered, amended, modified or otherwise changed in any way except by a written agreement, signed by the parties.

        (d)   This agreement is entered into by the parties hereto for their exclusive benefit. The Agreement is expressly not intended for the benefit of any other party, including but not limited to, any creditor of the Company, the Shareholders, BMI or any other person, and no third party shall have any rights under this Agreement or otherwise.

        (e)   Any notice or other communication pursuant hereto shall be given to a party at its address set forth in Schedule A annexed hereto, by (i) personal delivery, (ii) commercial overnight courier with written verification of receipt, or (iii) registered or certified mail. If so mailed or delivered, a notice shall be deemed given on the earlier of the date of actual receipt or three (3) days after the date of authorized delivery.

        (f)    This agreement may be executed in counterparts, each one of which shall constitute an original and all of which taken together shall constitute one document.

        IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first written above.

Shareholders Representative

/s/ THOMAS SZABO THOMAS SZABO, CHAIRMAN, CEO

THE SHAREHOLDERS:

/s/ CORBIN BERNSEN Corbin Bernsen

/s/ THOMAS SZABO Thomas Szabo

/s/ SHAUN EDWARDS Shaun Edwardes

/s/ GEORGE MAINAS George Mainas

/s/ STUART ROGERS By: Stuart Rogers, Director West Oak Capital Group, Inc

/s/ DENIS SCHUSTERMAN By: Denis Schusterman, President M&D Consulting, Inc

/s/ JEANNE COOPER Jeanne Cooper

/s/ ROBERT INMAN Robert Inman

/s/ RICHARD A. GRAY JNR. Richard A. Gray Jnr.

/s/ THOMAS CHERNG Thomas Cherng

/s/ STEVEN BROWN Steven Brown

/s/ MELVIN PROPIS /s/ CYD PROPIS Dr. Melvin & Cyd Propis

/s/ JUNE AN /s/ KIMBERLY AN June & Kimberly An

/s/ ANTHONY CALABRO Anthony Calabro

/s/ VICTOR LIU Victor Liu

/s/ W.P. WYLIE W.P.Wylie

/s/ JAMES S. SZABO /s/ IRENE NEKRASOVA James S. Szabo & Irene Nekrasova

/s/ STEVEN CAIN Steven Cain

/s/ MARK PREMO Mark Premo

/s/ PETER JONES Peter Jones

/s/ DAVID HAYES David Hayes

/s/ VAHAN NISHKIAN JR. Vahan Nishkian JR.

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SHARE EXCHANGE AGREEMENT
Exhibit A To Share Exchange Agreement
Exhibit B to Share Exchange Agreement